Grand River Commerce, Inc.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-147456
October 16, 2008

From: Robert Bilotti
To: Various Recipients
Subject: Message from the Chairman of Grand River Bank (IO)

The Dow Industrials closed down 733 points this afternoon.  Yesterday it was -76, Monday +936, Friday -128, Thursday last -678, -189 and so on.  The range of volatility over the past month has ranged from a high of 11,438 to a low of 7882.  The government is doing everything it can to ease market fears from the President to Congress, the Federal Reserve and the Treasury Dept.  However, anxiety has not lessened.

As many analysts have indicated, the benefits of the bailout will take time.  So, what will you do with your money between now and then?  Many have said, "Right now it's just a paper loss."  That may be true, but it's a long road back.  We think it's worth taking a look at a local company poised to provide exactly what our market needs at exactly the right time.

Grand River Bank (IO) is coming to market with a clean balance sheet, no bad loans, strong experienced management and capital to lend at a time when every leader from Wall Street to Washington acknowledges a credit crunch and liquidity crisis.  We will provide local decision making for businesses with good credit and experienced management along with all of the traditional services you've come to know and expect from a local bank.

We're here to help and we're ready for the challenge.  Isn't it time to get off the roller coaster, invest in your own community and become a part of its growth?

If you would like to invest, proper disclosure of our prospectus* is necessary.  Please visit our website at:  www.grandriverbank.com for more information.

We can also be reached in person.

4471 Wilson Avenue in Grandville across from the D&W Market or by calling our offices at 531-1943.

We hope you'll join us.

With kindest regards,

Robert Bilotti
President & CEO
Grand River Commerce, Inc.
4471 Wilson Ave., SW
Grandville, MI  49418
616-531-1943
rbilotti@grandriverbank.com

*Grand River Commerce, Inc. (the "Issuer"), the proposed holding company for Grand River Bank (IO), has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and its offering.  You may get these documents for free by visiting EDGAR of the SEC website at www.sec.gov.  Alternatively, the Issuer will arrange to send you the prospectus if you send a request by email to rbilotti@grandriverbank.com